                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         United Dominion Realty Trust
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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Notes:

                         [UNITED DOMINION LOGO]

                                                       April 4, 2000

     Dear Fellow Shareholders:

        Please accept my personal invitation to attend the Annual
     Meeting of Shareholders to be held on Tuesday, May 9, 2000, at 4:00 p.m. at the Omni Richmond Hotel, 12th and Cary Streets,
     Richmond, Virginia.

        The formal business to be conducted at the meeting will be the election of directors. We will also review 1999, report on recent financial results and discuss expectations for the future. The directors and senior management will be available to answer your questions during the meeting and afterward when you will have the opportunity to speak informally with the directors and officers of the Company.

        We rely upon all shareholders to execute and return their proxies promptly in order to avoid costly proxy solicitation. This year you may also vote your shares electronically through the Internet or by telephone. This will eliminate the need to return your proxy card. Instructions for Internet and telephone voting are on your proxy card. If you attend the Annual Meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor. Your vote is important to the Company.

        I hope to see you at our meeting on May 9, 2000, at 4:00 p.m.

        Thank you.

                               Sincerely,

                               UNITED DOMINION REALTY TRUST, INC.

                               /s/ John P. McCann
                               -------------------
                                   John P. McCann
                                   Chairman of the Board




                       United Dominion Realty Trust, Inc.
  10 South Sixth Street . Richmond, Virginia 23219-3802 . Tel: 804.780.2691 .
                               Fax: 804.343.1912

                           [UNITED DOMINION LOGO]

                                                              April 4, 2000


                   Notice of Annual Meeting of Shareholders

                To Be Held On Tuesday, May 9, 2000 at 4:00 p.m.

   The Annual Meeting of Shareholders (the "Annual Meeting") of United Dominion Realty Trust, Inc. (the "Company") will be held at the Omni Richmond Hotel, 12th and Cary Streets, Richmond, Virginia, on Tuesday, May 9, 2000, at 4:00 p.m., for the following purposes:

1. To elect 11 directors to serve for the ensuing year.

2. To transact such other business as may properly come before the meeting.

   The holders of shares of Common Stock of record at the close of business on March 10, 2000 (the "Record Date") are entitled to vote at the Annual Meeting. If you are present at the Annual Meeting, you may vote in person even though you have previously delivered your proxy.

                                          By Order of the Board of Directors

                                          /s/ Katheryn E. Surface
                                          -----------------------
                                              Katheryn E. Surface
                                              Corporate Secretary

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                               TABLE OF CONTENTS

                                   Page
                                   ----
        General Information About
         Voting                    1

        Election of Directors      2

        Board of Directors and
         Committees                3

          Executive Committee      3

          Compensation Committee   4

          Corporate Governance
           Committee               4

          Audit Committee          4

        Compensation of Directors  5

        Ownership of Equity
         Securities                5

        Indebtedness of
         Management to the
         Company                   7

        Compensation of Executive
         Officers                  8

        Long-Term Incentive
         Plans-Awards in 1999      9

        Aggregate Option
         Exercises in 1999 and
         1999 Year End Option
         Value                     9

        Compensation Committee
         Report on Executive
         Compensation              10

          Compensation Design and
           Philosophy              10

          Base Salary              10

          Annual Incentives        10

          Long-term Incentives     11

          Employment Agreements    12

        Performance Graph          14

        Independent Public
         Accountants               14

        Matters to be Presented
         at the 2001 Annual
         Meeting of Shareholders   15

        Other Matters              15

                            [UNITED DOMINION LOGO]

                                Proxy Statement

                                 April 4, 2000

GENERAL INFORMATION ABOUT VOTING

   The enclosed proxy is solicited by the directors of the Company for the Annual Meeting to be held at the Omni Richmond Hotel, 12th and Cary Streets, Richmond, Virginia, at 4:00 p.m. on Tuesday, May 9, 2000. You may revoke the proxy at any time prior to voting by notifying the persons named on the card of your intention to revoke or by conduct inconsistent with continued effectiveness of the proxy, such as delivering a later dated proxy or voting in person at the Annual Meeting. Shares represented by executed proxies will be voted, unless a different specification is made, FOR election as directors of all of the persons nominated for directors. This proxy statement and the enclosed proxy card were mailed beginning April 4, 2000 to common shareholders of record at the close of business on the Record Date. The Company has mailed each holder of Common Stock of record as of the Record Date an Annual Report that includes audited financial statements for the year ended December 31, 1999.

   At the close of business on the Record Date, there were 103,128,264 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock has one vote on all matters, including those to be acted upon at the Annual Meeting. The holders of a majority of the Common Stock present at the Annual Meeting in person or represented by proxies will constitute a quorum. If a quorum is present, the affirmative vote of a plurality of the shares of Common Stock voting at the Annual Meeting is required to elect directors.

   Shareholders who wish to abstain from voting on any matter to be voted on at the Annual Meeting may do so by specifying that their vote on the matter be withheld in the manner provided in the enclosed proxy, and the shares otherwise votable by such shareholders will not be included in determining the number of shares voted on such matter. The Company will comply with instructions in a proxy executed by a broker or other nominee shareholder that less than all of the shares of which such shareholder is the holder of record on the Record Date are to be voted on a particular matter. All such shares which are not voted ("broker non-votes") will be treated as shares as to which vote has been withheld.

   Notices of revocation of proxies should be sent to the Company at 10 South Sixth Street, Richmond, Virginia 23219-3802, Attention: Investor Services.

   The Company will provide shareholders, without charge, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1999, on written request to the mailing address on the cover.

ELECTION OF DIRECTORS

   Eleven directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting of Shareholders and until his or her successor is duly elected and qualified, except in the event of death, resignation or removal. Unless otherwise specified, proxies solicited hereby will be voted FOR election of the nominees listed below, except that in the event any of those named should not continue to be available for election, discretionary authority may be exercised to vote for a substitute. No circumstances are presently known that would render any nominee named herein unavailable. All of the nominees, other than Mr. Larson, are now members of the Board of Directors and were elected at the 1999 Annual Meeting of Shareholders. Mr. Bane, a director of the Company since 1972, will retire from the Board at the Annual Meeting.

   The nominees, their ages, the year of election of each to the Board, their principal occupations during the past five years or more, and directorships of each in other public companies, are as follows:

   R. Toms Dalton, Jr., 67, is a partner with Allen & Carwile, Waynesboro, Virginia, attorneys, and is the Commissioner of Accounts for the City of Waynesboro, Virginia. He is a director of First Virginia Bank of Augusta, Waynesboro, Virginia. He was first elected to the Board in 1973.

   Robert P. Freeman, 55, is Managing Director of Wells Hill Partners, Ltd., New York, New York. Previously, Mr. Freeman was a Managing Director of Lazard Freres & Co. LLC ("Lazard") and President of Lazard Freres Real Estate Investors, L.L.C. ("LFREI") from 1992 to 1999. He was first elected to the Board in 1999.

   Jon A. Grove, 55, was the Chairman of the Board, President and Chief Executive Officer of ASR Investments Corporation ("ASR") since its organization in 1987 until its acquisition by the Company in 1998. He is also a director of American Southwest Holdings, Inc., in Phoenix, Arizona. He was first elected to the Board in 1998.

   James D. Klingbeil, 64, has been the Chairman and Chief Executive Officer of American Apartment Communities III ("AAC III"), a privately owned REIT based in San Francisco, California, since 1997. He was Chairman and Chief Executive Officer of American Apartment Communities II ("AAC II") from 1995 until the merger (the "AAC Merger") of AAC II with the Company in December of 1998. He is also Chairman and CEO of The Klingbeil Company and Khempco Building Supply Company. He is a director of Burnham Pacific Properties, Inc. and numerous private companies. He was appointed to the Board in 1998 in connection with the AAC Merger and was first elected to the Board in 1999. Mr. Klingbeil is a nominee, together with Mr. Larson, selected pursuant to provisions of the AAC Merger agreement giving L. F. Strategic Realty Investors, L.P. ("LFSRI"), a partnership controlled by LFREI, the right to select two Board nominees as holder of the shares of Series D Preferred Stock issued in the AAC Merger.

   Barry M. Kornblau, 50, was employed by the Company as Director of Apartments until April 18, 1997. He is President of Summit Realty Group, Inc., and is also a director of Commerce Bank of Virginia. He was first elected to the Board in 1993.

   Robert C. Larson, 66, is managing director of Lazard and chairman of LFREI. Mr. Larson was employed by Taubman Centers, Inc., a publicly traded REIT specializing in the development, management and ownership of regional retail centers from 1974 to 1998, where he served as chairman from 1990 to December 1998 and a director from 1992 until May 2000. He also (i) represents funds managed by LFREI as a director of AAC III, Brandywine Realty Trust and Commonwealth Atlantic Properties, Inc., where he is also non-executive chairman, and (ii) serves as a director of Bass PLC, a London based international group operating in hotels, leisure retailing and branded drinks. Mr. Larson is a nominee, together with Mr. Klingbeil, selected pursuant to provisions of the AAC Merger agreement described in Mr. Klingbeil's biographical data.

   John P. McCann, 55, is Chairman of the Board and Chief Executive Officer of the Company and served as President from 1974 to December, 1998. He is a director of LandAmerica Financial Group, Inc. (formerly Lawyers Title Insurance Corporation), Richmond, Virginia, and Storage USA, Inc., a self storage REIT in Memphis, Tennessee. He was first elected to the Board in 1978.

   Lynne B. Sagalyn, Ph.D., 52, is the Earle W. Kazis and Benjamin Schore Director of the M.B.A. Real Estate Program at Columbia University's Graduate School of Business and has been a professor in its Finance and Economics Division since 1992. From 1991 to 1992, she was a visiting professor at Columbia University. From 1987 to 1991, she was an associate professor of Planning and Real Estate Development at Massachusetts Institute of Technology. Dr. Sagalyn is a trustee and chair of the Audit Committee of Capital Trust, a public real estate company that specializes in real estate lending, and a director of The Retail Initiative. She was first elected to the Board in 1996.

   Mark J. Sandler, 58, was a senior managing director of Bear, Stearns & Co., Inc., an investment banking firm, in charge of its real estate operations from prior to 1987 until his retirement in October 1988. Since that time, Mr. Sandler has managed his personal and family investments. Mr. Sandler was a director of South West Property Trust Inc. ("South West") at the time it was acquired by the Company in 1996. He was first elected to the Board in 1996.

   Robert W. Scharar, 51, is President and a director of FCA Corp., a registered investment advisor, which he founded in 1983. He is also president and a director of FCA Investment Company, a small business investment company, and serves as a trustee of First Commonwealth Mortgage Trust and of United Investors Realty Trust, both of which are REITs. Mr. Scharar is also past president of the American Association of Attorneys--CPAs and was a director of South West at the time it was acquired by the Company in 1996. He was first elected to the Board in 1996.

   John S. Schneider, 61, is the President and Chief Operating Officer of the Company and the Vice Chairman of the Board. He was the former Chief Executive Officer and Chairman of the Board of South West or a predecessor from 1973 through 1996. He was first elected to the Board in 1996.

BOARD OF DIRECTORS AND COMMITTEES

   During 1999, the Board held nine meetings (including two telephone meetings). Each director attended at least 75% of the meetings of the Board and of the committee or committees to which he or she was assigned. The Board has established an Executive Committee, a Compensation Committee, a Corporate Governance Committee and an Audit Committee as its standing committees. The Company does not have a nominating committee, but, as noted below, the Corporate Governance Committee performs the functions of a typical nominating committee.

Executive Committee
Members: Freeman, McCann, Sagalyn, Sandler and Schneider

   The Board of Directors reactivated the Executive Committee in 1998. The members of the Executive Committee are the chairpersons of each of the other Committees of the Board, and Messrs. McCann and Schneider. The Executive
Committee:

  . has, to the extent permitted by law, all powers of the Board of Directors, except those powers specifically denied by the Board.

  . serves as the Board's steering committee and recommends matters for Board action.

  . did not meet in 1999.

Compensation Committee
Members: Freeman (Chair), Dalton, Grove and Sandler.

   The Compensation Committee:

  . sets the compensation of directors and the Chief Executive Officer and approves the compensation of the Chief Operating Officer and the Chief Financial Officer (the "Executive Officers").

  . sets annual objectives for and evaluates the Chief Executive Officer, with input from the full Board, and approves annual objectives for the Chief Operating Officer and Chief Financial Officer.

  . approves employment agreements and the calculation of incentive/bonus compensation under the employment agreements of the Executive Officers as described in the "Compensation Committee Report on Executive
    Compensation."

  . administers the contributions and awards, if any, under the 401(k) and profit sharing plans and management incentive programs, and other management compensation, if any, including the Stock Option Plan, the Stock Purchase Plan, the Shareholder Value Plan and Restricted Stock Awards Plan.

  . monitors succession planning.

  . met 5 times in 1999.

Corporate Governance Committee
Members: Sandler (Chair), Grove, Klingbeil, Kornblau and Scharar

   The Board of Directors formed the Corporate Governance Committee in 1998. The Corporate Governance Committee:

  . exercises general oversight of Board governance matters.

  . reviews the role, composition and structure of the Board and its committees.

  . reviews and evaluates the Board and its members.

  . serves as the nominating committee for Board members.

  . reviews and updates the Company's Statement on Corporate Governance.

  . met 3 times in 1999.

Audit Committee
Members: Sagalyn (Chair), Bane, Klingbeil and Scharar

    The Audit Committee:

  . reviews the financial reporting practices of the Company and the external audit function.

  . oversees the integrity of the Company's financial records.

  . oversees compliance with the Company's policies, plans and procedures, as well as laws and regulations.

  . reviews the performance of and recommends the independent auditor.

  . reviews succession planning within the Company's accounting organization.

  . met 6 times in 1999.

Compensation of Directors

   Beginning in 1999, the Board determined that annual independent director retainer fees can, at the option of each independent director, be paid in the form of a grant of options to purchase Common Stock, vesting quarterly and priced at the closing sale price of the Common Stock on the first business day of the calendar year. Options valued at $15,000 were granted to each independent director at $10.8125 per share, the closing sale price on January 4, 1999, and vesting in equal quarterly amounts of 3,750 options on the first day of each quarter. Each independent director was also paid $1,000 for each regular meeting attended and $300 for each telephone meeting attended. The independent directors as a group received cash fees of $81,200 and 142,500 total options, valued at $1.00 per option using the Black-Scholes fair value pricing model, for total compensation of $223,700.

   For 2000, the annual independent director retainer fee was increased to $17,500, with options being granted to all independent directors, other than Messrs. Grove and Kornblau, who elected to receive cash, at $9.9375 per share, the closing sale price on January 3, 2000. Each option vests in equal amounts of 4,600 options on the first day of each quarter, valued at $.95 per option using the Black-Scholes fair value pricing model. Meeting fees were unchanged.

   Each independent director also receives an automatic annual grant of 2,000 stock options upon reelection.

   Any independent director retiring from the Board after at least twenty years of service receives $5,000 per year for the five years following retirement.

                        OWNERSHIP OF EQUITY SECURITIES

   Beneficial ownership/1/ of shares of Common Stock as of the Record Date by each director, each Named Executive and all directors and executive officers as a group of the Company and nominees for election at the Annual Meeting, including (1) shares deemed owned as a consequence of ownership of stock options exercisable within 60 days; (2) shares the Company may issue on redemption of units ("OP Units") in United Dominion Realty, L.P. ("UDRLP"), the Company's operating partnership; and (3) shares issuable on conversion of Series D Preferred Stock, is indicated in the table below. Except as otherwise indicated in the footnotes, each person named in the table and included in the director/officer group has sole voting and investment powers as to such shares, or shares such powers with his or her spouse and minor children, if any. As of the Record Date, there are no shareholders known to the Company who own beneficially 5% or more of the outstanding shares of Common Stock, other than LFSRI, which owns all outstanding shares of the Series D Preferred Stock that is convertible into Common Stock as described in the table below.






   /1/"Beneficial ownership" has been determined in accordance with regulations of the Securities and Exchange Commission (the "Commission") and is not to be construed as an admission that any of such shares are in fact beneficially owned by any person.

                   BENEFICIAL OWNERSHIP OF EQUITY SECURITIES

                                   Amount and Nature          Total Beneficial
                                of Beneficial Ownership          Ownership
                           --------------------------------- ------------------
                                          Shares for which              Percent
                              Shares    Beneficlal Ownership              of
                           Beneficially   can be Acquired    Number of   Class
 Name of Beneficial Owner   Owned (1)    Within 60 Days (2)  Shares (2)   (2)
 ------------------------  ------------ -------------------- ---------- -------
Jeff C. Bane (3)..........    160,874            32,200         193,074  0.15%
R. Toms Dalton, Jr........    105,573            36,200         141,773  0.11%
Robert P. Freeman (7).....     44,345            26,200          70,545  0.06%
Jon A. Grove..............    451,678            19,000         470,678  0.38%
James D. Klingbeil (4,7)..  1,964,717            26,200       1,990,917  1.59%
Barry M. Komblau..........    281,035           103,759         384,794  0.31%
Robert C. Larson (6)......        --                --              --     --
Lynne B. Sagalyn..........     17,500            37,200          54,700  0.04%
Mark J. Sandler...........    137,683            30,200         167,883  0.13%
Robert W. Scharar.........     77,517            30,200         107,717  0.09%
John P. McCann (3,5,7)....    564,633           500,435       1,065,068  0.85%
John S. Schneider (5,7)...    508,000            55,966         563,966  0.45%
Curtis W. Carter (5)......    113,410            51,520         164,930  0.13%
Richard A. Giannotti (5)..     80,446           104,892         185,338  0.15%
Mark E. Wood (5)..........     29,000            22,778          51,778  0.04%
Katheryn E. Surface.......     40,001            56,031          96,032  0.08%
A. William Hamill.........     25,000               --           25,000  0.02%
Blake W. Clemens..........     45,911            17,778          63,689  0.05%
Thomas J. Corcoran........     35,331            17,667          52,998  0.04%
Patrick S. Gregory........      5,000            17,778          22,778  0.02%
Walter J. Lamperski.......     52,411            20,595          73,006  0.06%
Robert C. Landis..........     52,500            25,525          78,025  0.06%
Kevin W. Walsh............     24,399            11,667          36,066  0.03%
All directors (10
 persons).................  3,240,922           341,159       3,582,081  2.87%
All directors & named
 executives (15 persons)..  4,488,911         1,076,750       5,565,611  4.45%
All directors & named
 executives (23 persons)..  4,769,464         1,243,791       6,013,255  4.81%
5% Owners--LFSRI..........        --         12,307,692      12,307,692  9.85%

--------
(1) Includes shares purchased pursuant to the 1991 Officers' Stock Purchase and Loan Plan (the "Stock Purchase Plan").
(2) Assumes (i) conversion of all outstanding Series D Preferred Stock; (ii) exercise in full of all options exercisable within 60 days; and (iii) redemption in exchange for Common Stock of all OP Units redeemable within 60 days.
(3) Includes in the case of Messrs. McCann and Bane and all directors and executive officers as a group 47,500 shares owned by Planned Property Realty Corp., of which Mr. McCann is President and a 50% shareholder and of which Mr. Bane is a 25% shareholder.
(4) Mr. Klingbeil owns 1,920,372 OP Units.
(5) Does not include 375,984 shares, 284,034 shares, 80,892 shares, 44,722 shares, 81,534 shares and 1,500,543 shares issuable upon the exercise of options granted to Messrs. McCann, Schneider, Giannotti, Wood and Carter and all directors and executive officers as a group, respectively, which are not exercisable within 60 days.
(6) Does not include shares of Series D Preferred Stock outstanding which are indirectly beneficially owned by LFSRI. Mr. Larson, a managing director of Lazard, has disclaimed beneficial ownership of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

(7) Messrs. Freeman and Klingbeil were late in filing Forms 4 with respect to the 1999 Board independent director retainer fee, which was taken by them in stock options, and Messrs. McCann and Schneider were late in filing Forms 4 with respect to the portion of their 1998 bonus that was taken by them in stock options. All such filings have been made.

                   INDEBTEDNESS OF MANAGEMENT TO THE COMPANY

   The directors and executive officers of the Company listed in the table below are indebted to the Company for Common Stock purchased pursuant to the Stock Purchase Plan. The table indicates the largest amount of the indebtedness outstanding since the beginning of fiscal year 1999 and the amount outstanding at March 31, 2000. As provided in the Stock Purchase Plan, such indebtedness bears interest at 7% per annum. The table does not include indebtedness of executive officers and directors to Crestar Bank which the Company may be obligated to purchase upon the occurrence of certain events.

                                            Maximum Indebtedness
                                             Since  January 1,   Indebtedness at
                                                    1999         March 31, 2000
                                            -------------------- ---------------
      John P. McCann......................       $1,611,876        $1,565,098
      John S. Schneider...................       $  156,404        $  155,490
      A. William Hamill...................       $  278,158        $  271,475
      Curtis W. Carter....................       $  504,019        $  490,945
      Blake W. Clemens....................       $   84,754        $   83,838
      Thomas J. Corcoran..................       $   73,469        $   72,839
      Richard A. Giannotti................       $  592,694        $  578,686
      Patrick S. Gregory..................       $   73,469        $   72,839
      Walter J. Lamperski.................       $  177,812        $  175,962
      Robert L. Landis....................       $  186,578        $  185,140
      Katheryn E. Surface.................       $  336,194        $  328,223
      Kevin W. Walsh......................       $  141,256        $  139,729
      Mark E. Wood........................       $      --         $      --
      All Directors and Executive Officers
       as a group (13 persons)............       $4,216,683        $4,120,264

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table presents information relating to total compensation during the fiscal years ended December 31, 1999, 1998 and 1997, of the Chief Executive Officer and the four executive officers serving at the end of fiscal 1999 who were most highly compensated for that year (collectively, the "Named Executives"):

                          SUMMARY COMPENSATION TABLE

                                                                   Long Term Compensation
                                                                -------------------------------
                                                                       Awards           Payouts
                                                                ---------------------   -------
                                                      Other     Restricted Securities            All Other
        Name and                Base                  Annual      Stock    Underlying    LTIP   Compensation
   Principal Position    Year  Salary   Bonus      Compensation    (1)      Options     Payouts     (2)
   ------------------    ---- -------- --------    ------------ ---------- ----------   ------- ------------
John P. McCann           1999 $374,000 $ 56,000         --           --     195,000        --      $1,000
 Chief Executive Officer 1998  374,000   56,000(3)      --           --     220,000(3)     --         --
                         1997  363,000  119,400         --           --     160,000        --         805

John S. Schneider        1999 $275,000 $ 83,000         --           --     150,000(3)     --      $1,000
 Executive Vice
 President,              1998  266,000   56,000(3)      --           --     150,000        --         --
 President and Chief
  Operating              1997  258,300  107,100         --           --     150,000        --         805
 Officer

Curtis W. Carter         1999 $161,000 $ 48,300         --        $9,625     22,500        --      $1,000
 Senior Vice President,  1998  125,000   38,814         --           --      45,000        --         --
 Director of Apartment   1997  108,000   17,579         --           --      80,000        --         805
 Operations-North

Richard A. Giannotti     1999 $175,000 $ 52,400         --        $9,625     22,500        --      $1,000
 Senior Vice President   1998  175,000   52,000         --           --      33,333        --         --
 and Director of         1997  153,300   56,700         --           --      70,000        --         805
 Development-North and
  South

Mark E. Wood             1999 $150,000 $ 75,500         --        $9,625     22,500        --      $1,000
 Senior Vice President   1998  138,000   86,775         --           --      33,333        --         --
 and Director of         1997  124,000    8,000         --           --      20,000        --         805
 Development-West

--------
(1) On December 21, 1999, a grant of 1,000 restricted shares of Common Stock, valued at $9.625, the closing sale price on that date, was made to the indicated Named Executive under the Company's Restricted Stock Awards Plan. The grant represents compensation for 2000. The restricted stock grant vests ratably over a three year period beginning December 31, 2000 and the Named Executive receives dividends paid on the shares of restricted stock. At December 31, 1999, a total of 46,000 shares of restricted stock valued at $454,480 in the aggregate, based upon the closing sale price of the Common Stock at the date of grant, have been issued under the Restricted Stock Awards Plan.
(2) Represents contributions to the Company's Profit Sharing Plan for each of the Named Executives.
(3) Messrs. McCann and Schneider each received $30,000 of the 1998 bonus in the form of a grant of stock options, valued at $1.00 per option using the Black-Scholes fair value pricing model. The options were granted on January 27, 1999 at $10.25 per share, the closing sale price of the Common Stock on that date.

                   LONG-TERM INCENTIVE PLANS-AWARDS IN 1999

   The following table presents information relating to potential cash awards to the Named Executives under the Company's "Shareholder Value Plan," as described in the Long-Term Incentive section of the Compensation Committee Report on Executive Compensation.

                                                                     Estimated future payouts
                                                                     under non-stock priced-
                                                                           based plans
                                                                    --------------------------
                         Number of shares,                                    Target
                             units or      Performance Period until Threshold   (In   Maximum
Name                       other rights      maturation or payout   (In $'s)   $'s)   (In $'s)
----                     ----------------- ------------------------ --------- ------- --------
John P. McCann..........         70        01/01/1999 to 12/31/2001  $35,000  $70,000 $210,000
John S. Schneider.......         60        01/01/1999 to 12/31/2001  $30,000  $60,000 $180,000
Curtis W. Carter........         20        01/01/1999 to 12/31/2001  $10,000  $20,000 $ 60,000
Richard A. Giannotti....         10        01/01/1999 to 12/31/2001  $ 5,000  $10,000 $ 30,000
Mark E. Wood............         10        01/01/1999 to 12/31/2001  $ 5,000  $10,000 $ 30,000

   Under the Shareholder Value Plan, key executives of the Company are granted Performance Units ("Units") which represent a unit of long-term compensation. Each of the Units has an initial value of zero dollars and is measured over a three year period. The value of each Unit is determined by calculating the Company's total return to shareholders ("TRS") calculated as the sum total of the yield plus appreciation/depreciation in the price of the Common Stock as a percentage of TRS of the NAREIT Equity Apartment Index for the same three year period. In general, each Unit would be valued as follows:

                                                       TRS as a % of     SVP
      Performance Level                                  NAREIT TRS   Unit Value
      -----------------                                -------------- ----------
                                                       Less than 100%   $    0
      Threshold....................................... 110%             $  500
      Target.......................................... 125%             $1,000
      Maximum......................................... 200% or more     $3,000

       AGGREGATE OPTION EXERCISES IN 1999 AND 1999 YEAR END OPTION VALUE

                                                      Number of
                                                Securities Underlying     Value of Unexercised
                                               Unexercised Options At     In-the-Money Options
                        Shares                   Fiscal Year End(1)       At Fiscal Year End(2)
                       Acquired      Value    ------------------------- -------------------------
Name                  on Exercise Realized(2) Exercisable Unexercisable Exercisable Unexercisable
----                  ----------- ----------- ----------- ------------- ----------- -------------
John P. McCann           6,114      $15,285     491,171      385,248      $7,537       $44,154
John S. Schneider       30,000      $18,750      48,949      291,051        $--        $30,600
Curtis W. Carter           --           --       44,963       88,091        $--        $ 5,738
Richard A. Giannotti       --           --      998,002       87,782        $--        $ 5,783
Mark E. Wood               --           --       14,251       53,249        $--        $ 5,738

--------
(1) Includes unvested options of 30,000, 120,000, 225,000, 34,611 and 67,500 for Messrs. McCann, Schneider, Carter, Giannotti and Wood, respectively.
(2) These values are calculated based on the difference between the exercise price(s) and the fair market value of the stock, as determined by reference to the closing sale prices of the Common Stock as of the exercise date(s) or December 31, 1999, as appropriate.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board is responsible for developing and administering compensation programs for (i) senior management, including base salaries, annual incentives and long-term incentive plans; and (ii) long-term incentive compensation plans for all associates. This Committee also sets annual objectives for the Chief Executive Officer and approves annual objectives for the Chief Operating Officer and the Chief Financial Officer based upon recommendations of the Chief Executive Officer. The Chief Executive Officer sets the annual objectives for Mr. Giannotti and Mr. Wood, and the Chief Operating Officer sets annual objectives for Mr. Carter.

Compensation Design and Philosophy

   The Company's compensation plan for officers and other key associates is designed to:

  . provide appropriate incentives for the executives while aligning their interests with those of the Company's shareholders.

  . be competitive.

  . attract and retain management talent.

  . focus executives on current and long-term business objectives and critical issues.

   With respect to executive officer compensation, the Compensation Committee has adopted the following specific philosophies:

  . base salaries should be slightly below industry averages.

  . annual incentive compensation, which is tied to meeting Company and individual objectives, should be approximately equal to industry average when objectives are met.

  . long-term incentive compensation, which aligns the interests of executive officers with those of long-term shareholders, can be above industry averages when the long-term performance of the Common Stock is above average.

   The Company's executive compensation consists of base salary, annual incentives and long-term incentives. Each of the elements and the process are described below.

Base Salary

   The Chief Executive Officer makes recommendations to and consults with the Compensation Committee as to the amount of proposed base salaries for the Chief Operating Officer and the Chief Financial Officer. After such consultation, the Compensation Committee sets the base salaries for the year for these Executive Officers and approves salary ranges for other executive officers. Factors considered by the Compensation Committee in setting base salaries include salaries paid for similar positions within the real estate and REIT industry (with emphasis on the multi-family sector) as published in industry statistical surveys, any planned change of responsibility for the forthcoming year, and proposed base salary relative to that of the other executive officers, the executive's current year and past performance and Company performance, including total shareholder return both absolute and versus other apartment REITs, with no one factor being given more weight than any of the other factors.

Annual Incentives

   After the full Board establishes annual Company objectives, the Compensation Committee establishes performance measures and targets for the Chief Executive Officer and for the Chief Operating Officer and Chief Financial Officer after consulting with the Chief Executive Officer. The Chief Executive Officer establishes performance measures and targets for the other key executives and weighting among Company, departmental and personal performance objectives depending upon the particular executive's responsibilities. The targets are used to focus the executive's attention on key business issues and objectives. Total potential annual incentive compensation is generally a percentage of base salary that is determined each year. For 1999, (i) Mr. McCann had the opportunity to earn up to 60% of his base salary, at the discretion of the Compensation Committee, if his objectives were met; (ii) Messrs. Schneider and A. William Hamill, who was employed as Executive Vice President and Chief Financial Officer on October 1, 1999, each had the opportunity to earn up to 50% of their base salary, at the discretion of the Compensation Committee, if their objectives were met; (iii) and Mr. Carter had the opportunity to earn up to 50% of his base salary at the discretion of the Chief Operating Officer based upon the performance of the region for which he is responsible. Annual incentives for Messrs. Giannotti and Wood were based upon quantitative measures associated with property development and were not measured in terms as a percentage of base salary.

   The primary corporate objectives considered in annual incentive compensation for the Named Executives are (i) growth in funds from operations per share ("FFO") versus the prior year; (ii) Company total return to common shareholders versus other apartment REITs as shown on the performance graph in this proxy statement; and (iii) key Company objectives. For 1999, no Named Executive received annual incentive compensation under (i) and (ii). Each Named Executive also has departmental and personal objectives. The specific objectives for 1999 for the Named Executives were (i) the integration and performance of the AAC portfolio, the hiring of a new Chief Financial Officer, disposition objectives and strategic initiatives for Mr. McCann; (ii) net operating income growth, capital expenditure reduction, water/sewer and other expense reduction initiatives and various other operating objectives for Mr. Schneider; (iii) Northern Region property performance versus last year and budget for Mr. Carter; and (iv) development starts and completions, including budgets, schedules and quality control for Messrs. Giannotti and Wood. Mr. Hamill received only a proportionate share of annual incentive compensation for 1999 based on his employment on October 1 of that year. The Summary Compensation Table shows the annual incentive compensation for each Named Executive in 1999.

Long-Term Incentives

   During 1999, the components of long-term executive incentive compensation were the Stock Option Plan and the Shareholder Value Plan. Stock options are granted every year, and vest over three years, and are intended to bind officers and other key associates to the Company, and to align long-term incentives for the officers with stock performance and the shareholders. Compensation in the Shareholder Value Plan is tied to the total return to shareholders over a three year period exceeding the National Association of Real Estate Investment Trust's Equity Apartment REIT Index (the "NAREIT Equity Apartment Index"). Because there is a new three year performance period each year, the Shareholder Value Plan also binds the officers to the Company and aligns this component of long-term incentive compensation to total shareholder return. During 1999, the total return to shareholders was less than the NAREIT Equity Apartment Index, so units in the Shareholder Value Plan result in no compensation for 1999 as shown in Long-Term Incentive Plans--Awards in 1999 Table under "Compensation of Executive Officers" above. The Company also uses the Stock Purchase Plan for new officers but made no new loans to existing officers in 1999. Existing indebtedness of executive officers is shown in the table under "Indebtedness of Management to the Company."

   Restricted stock may also be used as long-term incentive compensation for officers other than the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer. Restricted stock was granted to certain officers in December, 1999 as compensation for 2000, and will vest over a three year period. The grantee is entitled to dividends prior to vesting and forfeits any unvested stock in the event of termination of employment.

   The Company does not currently grant stock appreciation rights.

                              OPTION GRANTS TABLE

                                        Option Grants in 1999(1)
                      -------------------------------------------------------------
                                                                                     Potential Realizable
                                                                                    Value at Assumed Annual
                      Number of Securities Individual Grants                         Rates of Share Price
                           Underlying      Percent of Total                         Appreciation for Option
                            Options         Options Granted  Exercise or                     Term
                          Granted (#)       to Employees in  Base Price  Expiration -----------------------
Name                         (1, 2)           Fiscal Year     ($/Share)     Date      5% ($)     10% ($)
----                  -------------------- ----------------- ----------- ---------- -----------------------
John P. McCann              165,000             15.88%         $ 9.625    12/21/09  $  998,763 $  2,531,062
                             30,000(3)           2.89%         $10.250     1/27/09  $  193,385 $    490,076

John S. Schneider           120,000             11.55%         $ 9.625    12/21/09  $  726,373 $  1,840,773
                             30,000(3)           2.89%         $10.250     1/27/09  $  193,385 $    490,076

Richard A. Giannotti         22,500              2.16%         $ 9.625    12/21/09  $  136,195 $    345,145

Mark E. Wood                 22,500              2.16%         $ 9.625    12/21/09  $  136,195 $    345,145

Curtis W. Carter             22,500              2.16%         $ 9.625    12/21/09  $  136,195 $    345,145

--------
(1) A total of 1,039,333 stock options were granted to employees during 1999.
(2) These options vest ratably over a three year period beginning in 2000.
(3) Messrs. McCann and Schneider each received $30,000 of the 1998 bonus in the form of a grant of stock options, with each option being valued at $1.00 using the Black-Scholes fair value pricing model. The options were granted on January 27, 1999 at a price of $10.25 per share, the closing sale price on that date.

                             EMPLOYMENT AGREEMENTS

   The Company entered into employment agreements with each of the Named Executives, other than Mr. Wood, in December of 1998. The employment agreements (i) expire annually on December 31 but renew automatically for successive one year periods unless sooner terminated; (ii) are on substantially similar terms except for base compensation terms; (iii) provide annual base salaries for the executives, subject to increase at the discretion of the Board of Directors or the Chief Executive Officer in the case of Messrs. Carter and Giannotti, which base salaries are disclosed in the Summary Compensation Table; and (iv) provide for annual incentive/bonus compensation, as described above. Other than in the event of a change of control which is described below, the agreements provide that the executive is entitled to severance pay equal to (x) one year of annual base salary; (y) incentive/bonus compensation earned by the executive for that year; and (z) an amount equal to the sum of annual incentive compensation earned by the executive over the past two calendar years divided by two. The agreements also contain confidentiality and non-competition provisions, as well as the agreement of the employee not to hire other Company employees upon severance. The Company entered into an employment agreement with A. William Hamill, the Chief Financial Officer of the Company, on September 30, 1999, containing substantially the same terms as the agreements with Messrs. McCann and Schneider, at a base salary of $265,000. Mr. Wood entered into an employment agreement containing terms substantially similar to those of Mr. Giannotti's agreement, in March of 2000.

   The agreements also provide for certain benefits in the event of a change of control of the Company followed by termination of employment without cause following the change of control for a period of two years. The benefits are also paid in the event of termination by the employee for certain reasons, including the assignment to the executive of duties inconsistent with those that are currently assigned, greater than a 10% decrease in pay, change in principal work location or decrease in benefits. In the event of a change of control, Messrs. McCann, Schneider and Hamill are to receive up to three years of annual base compensation, incentive compensation and benefits, and Messrs. Giannotti and Wood are to receive up to two years of annual base compensation, incentive compensation and benefits. All incentive compensation is based upon the average annual incentive compensation earned by the executive for the two calendar years prior to the effective date of termination. The agreements also provide for all long-term benefits to become fully vested and payable upon the change of control.

                            COMPENSATION COMMITTEE

                          Robert P. Freeman, Chairman

               R. Toms Dalton, Jr. Jon A. Grove     Mark J. Sandler

                               PERFORMANCE GRAPH

   The following graph indicates appreciation of $100 invested on December 31, 1994, in Common Stock ("UDR"), S&P 500, NAREIT Equity REIT Total Return Index (the "NAREIT Equity Index") and NAREIT Equity Apartment Index securities, assuming full reinvestment of dividends.


                               [GRAPH]




                              1994  1995   1996   1997   1998   1999
                              ---- ------ ------ ------ ------ ------
United Dominion Realty Trust  100  119.41 129.76 126.84  99.95 106.11
NAREIT Equity REIT Index      100  115.27 155.92 187.51 154.69 147.54
S&P 500                       100  137.43 168.98 225.37 289.78 350.72
NAREIT Equity Apartment       100  112.10 138.10 153.60 145.07 155.80

   The NAREIT Equity Apartment Index and NAREIT Equity Index are published by The National Association of Real Estate Investment Trusts ("NAREIT"). Index data reflect monthly reinvestment of dividends and are based upon the monthly closing prices of shares of all tax-qualified equity apartment REITs and equity REITs, including the Company, listed on the New York Stock Exchange, the American Stock Exchange and traded in the NASDAQ National Market System. At December 31, 1999, the NAREIT Equity Index included 167 equity REITs with a total market capitalization of $133.5 billion, and the NAREIT Equity Apartment Index included 21 equity apartment REITs with a total market capitalization of $25.2 billion.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   The Company, from its inception, has engaged the firm of Ernst & Young, LLP or a predecessor as its independent public accountants, and the Audit Committee of the Board selected Ernst & Young, LLP as auditors for 2000.

   Representatives of Ernst & Young, LLP will be present at the Annual Meeting, will be given the opportunity to make any statement they desire to make and will be available to respond to questions.

      MATTERS TO BE PRESENTED AT THE 2001 ANNUAL MEETING OF SHAREHOLDERS

   Any qualified shareholder wishing to make a proposal to be acted upon at the Annual Meeting of Shareholders in 2001 must submit such proposal, to be considered by the Company for inclusion in the proxy statement, to the Company at its principal office in Richmond, Virginia, no later than December 15, 2000.

                                 OTHER MATTERS

   Management knows of no matters other than election of directors likely to be brought before the Annual Meeting. However, if any matters not now known come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the shares represented by such proxy on such matters in accordance with their best judgment.




   THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY TO AVOID COSTLY SOLICITATION. YOU CAN SAVE THE COMPANY CONSIDERABLE EXPENSE BY SIGNING AND RETURNING YOUR PROXY AT ONCE. YOU MAY ALSO VOTE ELECTRONICALLY BY THE INTERNET OR BY TELEPHONE AS SHOWN ON THE PROXY CARD.

                                                         Please mark
                                                         your votes as       [X]
                                                         indicated in
                                                         this example


1. ELECTION OF DIRECTORS     Nominees:  01 - R. Toms  Dalton,        2. SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
                             Jr., 02 - Robert P. Freeman,
                             03 - Jon A. Grove, 04 - James D.
                             Klingbeil,    05 - Barry   M.
                             Kornblau, 06 - Robert C. Larson,
                             07 - John P. McCann, 08 - Lynne B.
                             Sagalyn,  09 - Mark J.  Sandler,
                             10 - Robert W.  Scharar  and
                             11 - John S. Schneider

FOR   all   nominees    listed          VOTE WITHHELD                                FOR    AGAINST        ABSTAIN
(except   as  written  to  the     for all nominees listed                           [ ]      [ ]            [ ]
contrary)                                   [  ]


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

_______________________________________________________________________________







If you have Internet access, please consider the following:
     "By checking the box to the left, I consent to future access of the Annual
     Report, Proxy Statements prospectuses and other communications electronically via the Internet. I understand that the Company may no
     longer distribute printed materials to me from any future shareholder                Please mark this box if you plan to
     meeting until such consent is revoked. I understand that I may revoke any            attend the Annual Meeting.
     consent at any time by contacting the Company's transfer agent, ChaseMellon                  [  ]
     Shareholder Services, Ridgefield Park, NJ and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility."




                                                                 Dated: ________________, 2000

                                                                 _____________________________

                                                                 _____________________________
                                                                           (Signature)

                                                                 Please  sign  exactly  as your
                                                                 name(s)   appear(s)   on  this
                                                                 proxy.   Only  one   owner  of
                                                                 jointly   owned   shares  need
                                                                 sign.   When   signing   in  a
                                                                 representative       capacity,
                                                                 please  give   title.   PLEASE
                                                                 MARK,  SIGN, DATE AND PROMPTLY
                                                                 RETURN  THIS  PROXY  USING THE
                                                                 ENCLOSED ENVELOPE.



___________________________________________________________________________________________________________
                             FOLD AND DETACH HERE



               [graphic] VOTE BY TELEPHONE OR INTERNET [graphic]


Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:  CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-800-840-1208 ANYTIME.
                THERE IS NO CHARGE TO YOU FOR THIS CALL.
                You will be asked to enter the CONTROL NUMBER located above your name and address in the lower right of this form.

OPTION A:       To vote as the Board of Directors recommends on ALL items, press 1.

OPTION B:       If you choose to vote on each item separately, press 0. You will hear these instructions:

                Item 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

                Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

                When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET:  THE WEB ADDRESS IS http:// www.eproxy.com/udr

                             THANK YOU FOR VOTING.


Call ** Toll-Free ** On a Touch-Tone Telephone
         1-800-840-1208 - ANYTIME
    There is NO CHARGE to you for this call.


                             [UNITED DOMINION LOGO]

PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       UNITED DOMINION REALTY TRUST, INC.

The undersigned hereby appoints John P. McCann and John S. Schneider and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of United Dominion Realty Trust, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 9, 2000 or any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.





       (Continued, and to be marked, dated and signed, on the other side)
_______________________________________________________________________________
                             FOLD AND DETACH HERE


                             [UNITED DOMINION LOGO]


                            YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

   1. Call toll-free 1-800-840-1208 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       or

   2. Vote by Internet at our Internet Address: http://www.eproxy.com/udr

                                       or

   3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                  PLEASE VOTE